(h)(1)(i)

AMENDED SCHEDULE A

with respect to the

ADMINISTRATION AGREEMENT

between

ING VP BALANCED PORTFOLIO, INC.

and

ING FUNDS SERVICES, LLC

Series	Administrative Services Fee
(as a percentage of managed assets)
ING VP Balanced Portfolio, Inc.	0.055% on the first $5 billion
0.030% over $5 billion